NEWS

Reynolds and Reynolds Completes Revenue Recognition Policy Review; Files 2005 Form 10-K

No restatement required for revenue recognition

DAYTON, OHIO, May 15, 2006 – The Reynolds and Reynolds Company (NYSE: REY) today announced the filing of its Annual Report on Form 10-K for the fiscal year ended September 30, 2005. The company also announced the completion of both the Securities and Exchange Commission staff’s review of the company’s financial reports and management’s review of its revenue recognition policy.

The company had previously delayed filing its 10-K pending completion of these reviews.

As a result of the reviews, Reynolds has changed its revenue recognition policy to correct errors it identified. The company concluded that the errors did not result in a material misstatement to its financial reports for any previous period. Therefore, no restatement is required for revenue recognition. As previously announced, the company has restated its financial reports for auction rate securities and the two-class method of earnings per share.

Revenues were $969 million for fiscal year 2005 and $233 million for the fourth quarter. The company recorded a fourth quarter loss of $34 million, or $0.56 per diluted Class A common share, and full-year earnings of $33 million or $0.51 per diluted Class A common share. Results include the impact of a pre-tax charge of $91 million ($0.88 per diluted Class A common share) in the fourth quarter associated with the discontinuation of the Reynolds Generations Series® Suite software solution.

To correct the errors in revenue recognition, the company recorded a cumulative adjustment during the fourth quarter of fiscal year 2005. The adjustment reduces 2005 revenues by approximately $12 million and net income by approximately $700,000 or $0.01 per diluted Class A common share. Deferred revenues were increased as a result of the adjustment and will be recognized primarily in 2006. Deferred costs increased by $11 million.

Without the effect of the charge and adjustment, full-year 2005 earnings would have been $1.41 per diluted Class A common share.

By comparison, fiscal year 2004 revenue was $982 million. Full-year 2004 earnings were $93 million or $1.37 per diluted Class A common share. Fourth-quarter 2004 revenues were $241 million while net income was $20 million ($0.31 per diluted Class A common share).

“We are pleased to have concluded the SEC staff review and our review of Reynolds’ revenue recognition policy with no restatement required,” said Fin O’Neill, president and CEO. “We appreciate the patience of our shareholders over the last several months and look forward to holding our annual meeting of shareholders on June 15 as we previously announced.”

Prior to the annual meeting, the company will file its quarterly reports on Form 10-Q and schedule and hold an earnings conference call for the fiscal quarters ended December 31, 2005 and March 31, 2006.

A formal notice of the meeting and proxy statement will be mailed to each shareholder of record as of May 22, 2006, prior to the June 15 meeting.

Cautionary Notice Regarding Forward-Looking Statements
Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations, estimates, forecasts and projections of future company or industry performance based on management’s judgment, beliefs, current trends and market conditions. Forward-looking statements made by the company may be identified by the use of words such as “will,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “seeks,” “estimates,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict, including the scheduled date for the company’s annual meeting; the time and documentation necessary to implement changes in accounting policy in order to prepare and review financial statements for quarterly periods; the company’s ability to make further timely filings of its required periodic reports under the Securities Exchange Act of 1934; the effect of a further delay on the listing of the company’s common stock on the New York Stock Exchange, the funding availability under the company’s credit facilities or upon outstanding debt obligations; the company’s ability to maintain adequate cash balances for operating and for debt defeasance; any adverse response of any of the Company’s vendors, customers, media and others relating to the delay of the company’s periodic reports, and additional uncertainties related to accounting issues. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in any forward-looking statement. The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Reynolds

Reynolds and Reynolds (www.reyrey.com) helps automobile dealers sell cars and take care of customers. Serving dealers since 1927, it is a leading provider of dealer management systems in the U.S. and Canada. The Company’s award-winning product, service and training solutions include a full range of retail Web and Customer Relationship Management solutions, e-learning and consulting services, documents, data management and integration, networking and support and leasing services. Reynolds serves automotive retailers and OEMs globally through its incadea solution and a worldwide partner network, as well as through its consulting practice.

Contact:

Media	Investors
Mark Feighery 937.485.8107 mark_feighery@reyrey.com	John E. Shave 937.485.1633 john_shave@reyrey.com